Exhibit 10.2

ABSOLUTE UNCONDITIONAL LEASE GUARANTY

As a special inducement to Spiral Lone Tree, LLC, as Colorado limited liability company, as Landlord, to enter into that certain “Premises Lease, Park Meadow Corporate Center IV, 9990 Park Meadows Drive, Lone Tree, CO 80124 dated November 12, 2009, (the “Lease") with Zynex Medical, Inc., a Colorado corporation as Tenant, concerning Premises located at 9990 Park Meadows Drive, Lone Tree, CO 80124, and in consideration of Guarantor’s interest in the Lease, the undersigned Guarantor, Zynex, Inc., a Nevada corporation duly authorized to conduct business in Colorado “Guarantor”), whose address is 8022 Southpark Circle, Suite 100, Littleton, CO 80120, and whose telephone number and email address are (303) 793-4906, and tsandgaard@zynexmed.com does hereby absolutely, unconditionally and irrevocably covenant and agree with Landlord as follows:

1.           Guarantor hereby guaranties to Landlord the payment by Tenant of all rent and other sums due to Landlord from Tenant and the full performance and observance by Tenant of all covenants and conditions contained in the Lease, and undertakes that in case of default in such payment or in the performance or observance of such covenants and conditions, Guarantor will pay upon demand all sums due under the Lease and perform all covenants, agreements and undertakings of the Tenant pursuant to the Lease.

2.           Landlord shall not be first required to enforce against Tenant or any other person any liability, obligation or duty guarantied before seeking enforcement against the Guarantor.

3.           Landlord may bring suit against Guarantor enforce any liability, obligation or duty guaranteed without joinder of Tenant or any other person.

4.	The liability of the Guarantor shall not be affected by reason of:

a.           Landlord's delay, waiver, forbearance or neglect in enforcing any covenant against Tenant or Guarantor;

b.	Landlord's failure to notify Guarantor of any default by Tenant;

c.           Any amendment, variation, extension or renewal of the Lease agreed to by Landlord and Tenant whether with or without the notice to or knowledge of Guarantor;

d.           Any assignment or termination of the Lease or any subleasing or abandonment by Tenant of all or part of the leased Premises;

e.           Any other security which Landlord may now or hereafter possess or obtain with respect to the Lease, or the surrender or release by Landlord of any portion thereof; or,

f.           Any termination of the Lease, to the extent that Tenant thereafter continues to be liable to Landlord.

5.           Miscellaneous Provisions.

a.           Authority.  Guarantor represents and warrants to Landlord that the party executing this Guaranty on Guarantor’s behalf has been duly authorized by all necessary corporate action to execute this Guaranty and bind Guarantor to its obligations under the Guaranty.

b.           Governing Law.  This Guaranty shall be governed by and construed under the laws of the state of Colorado without giving effect to any conflict of laws that would require application of the laws of any other jurisdiction.

c.           Venue. Venue for any court proceeding brought to enforce the terms of this Agreement shall be proper in only in the courts located in Arapahoe County or Denver County, Colorado.

d.           Succession.  This Guaranty shall be binding upon Guarantor, its successors, assigns and legal representatives, and shall inure to the benefit of the Landlord, its successors, assigns and legal representatives

a.           Entireties.  This Guaranty constitutes the entire agreement between the parties and supersedes and replaced any and all prior oral or written agreements or understandings between the parties concerning its subject matter.  No modification of this Agreement shall be binding unless in writing and signed by both parties.

b.           Severability.  If any provision of this Guaranty is found to be illegal, or unenforceable for any reason whatsoever, the Guaranty shall be interpreted and construed without reference to such provision, and the balance of the Guaranty shall remain in full force and effect.

c.           Remedies - Attorneys' Fees.  Guarantor agrees to pay any and all costs, including but not limited to attorneys’ fees incurred by Landlord in any action by Landlord against Guarantor or Tenant to enforce the terms of the Lease or this Guaranty.

d.           Paragraph Headings.  The paragraph headings are inserted in this Guaranty for convenience only and are not intended to affect the terms of this Agreement.

e.           Consideration.  Guarantor acknowledges and agrees that its interest in the Lease is good and sufficient consideration for its obligations under this Guaranty.

           f.           Cooperation.  Guarantor agrees to execute and deliver to Landlord such further instruments as Landlord reasonably may reasonably request to effectuate the intent of this Guaranty.

g.           Notice.                         All notices and other communications between the parties concerning this Guaranty shall be in writing and telecopied, sent by confirmed electronic transmission, delivered by overnight courier or by hand to the parties at the addresses set forth above.

h.            Negotiated Provisions.  Guarantor acknowledges and agrees that each and every provision of this Guaranty has been independently, separately and freely negotiated as if this Guaranty were drafted by both parties.  Guarantor, therefore, waives any statutory or common law presumption which would serve to have this document construed in its favor or against Landlord.

i.           Counterparts; Telecopy Execution.  This Guaranty may be executed in counterparts each of which, when taken together, shall constitute one original document.  The execution of this Guaranty may be evidenced by the transmission of telecopied or electronic signatures, which shall the same effect as original signatures.

GUARANTOR

ZYNEX, INC., a Nevada corporation

By:        /s/ Thomas Sandgaard
Thomas Sandgaard, President
November 12, 2009

(Acknowledgement by Guarantor and Acceptance by Landlord on Next Page)

Acknowledgement by Guarantor and Acceptance by Landlord
re:  Premises Lease, 9990 Park Meadows Drive, Lone Tree, CO 80124

STATE OF COLORADO                   )
) ss.
COUNTY OF ___________              )

Subscribed, acknowledged and sworn to before me this 12th day of November, 2009, by Thomas Sandgaard as President of Zynex, Inc., a Nevada corporation.

WITNESS my hand and official seal.

My Commission Expires: ______________

______________________________Notary Public

GUARANTY ACCEPTED BY LANDLORD

SPIRAL LONE TREE, LLC, a Colorado limited liability company

By:  Spiral Colorado, LLC, its manager

By:  Spiral Colorado, Inc., its manager

By:       /s/ Reginald D. Fowler
Reginald D. Fowler, President

Date:  November 12, 2009